Exhibit 99.1

Coach, Inc. Reports Fiscal 2016 Fourth Quarter and Full Year Results; Drives Growth across Key Financial Metrics

  Fourth Quarter Net Sales Increased 15% Over Prior Year; Full Year Sales Rose 7%
  North America Comparable Store Sales Increased 2% in the Fourth Quarter
  Fourth Quarter GAAP EPS was $0.29 Versus $0.04 a Year Ago; Non-GAAP EPS was $0.45 Versus $0.31 a Year Ago
  Full Year GAAP EPS was $1.65 Versus $1.45 a Year Ago; Non-GAAP EPS was $1.98 Versus $1.92 a Year Ago
  Board Declares Quarterly Dividend

NEW YORK--(BUSINESS WIRE)--August 9, 2016--Coach, Inc. (NYSE:COH) (SEHK:6388), a leading New York design house of modern luxury accessories and lifestyle brands, today reported fourth quarter and full year results for the period ended July 2, 2016.

Victor Luis, Chief Executive Officer of Coach, Inc., said, “Our strong fourth quarter results – in which we achieved positive North America comparable store sales and drove increases across key financial metrics- capped a year where we returned the Coach brand to growth. At the same time, we elevated brand perception globally. I couldn’t be more pleased with our team’s execution of the transformation plan over the last two years, as we tracked to our goals in spite of the significant and unanticipated volatility in tourist spending flows, as well as macroeconomic and promotional headwinds. In the quarter, our North American direct business accelerated, while we continued to implement strategic actions to elevate our positioning and streamline our distribution in the department store channel. Our international businesses continued to grow, highlighted by double-digit increases in Mainland China and Europe, as well as sales gains in our directly operated businesses in Southeast Asia. Most importantly, we achieved the expected inflection in profitability, as we leveraged our expenses on the growth in the business.”

“We were also very pleased with the overall contribution of the Stuart Weitzman brand for both the quarter and year, which outpaced our original projections. We look forward to driving additional synergies across the brands – notably in real estate, supply chain and category expansion - while taking an increasing share of the attractive and growing global footwear category.”

53rd Week Discussion:

The results for the fourth quarter and fiscal year ending July 2, 2016 included 14 and 53 weeks, respectively, while the same periods in fiscal 2015 included 13 and 52 weeks, respectively. The 53rd week contributed about $84 million to 2016 fourth quarter and fiscal year sales, including $77 million in Coach brand revenue and $7 million associated with Stuart Weitzman. The additional week added $0.07 to earnings per diluted share.

Overview of Fourth Quarter 2016 Consolidated, Coach, Inc. Results:

  Net sales totaled $1.15 billion for the fourth fiscal quarter, an increase of 15% on both a reported and constant currency basis.
  Gross profit totaled $783 million on both a reported and non-GAAP basis, an increase of 14% on a reported basis and 13%, on a non-GAAP basis. Gross margin for the quarter was 67.8% on both a reported and non-GAAP basis compared to 68.5% in the prior year on a reported basis and 69.0% on non-GAAP basis.
  SG&A expenses totaled $666 million on a reported basis, an increase of 3%, and represented 57.7% of sales compared to 64.6% in the year-ago quarter. On a non-GAAP basis, SG&A expenses were $608 million, an increase of 7%, or 52.7% of sales as compared to $566 million or 56.4% in the year ago period.
  Operating income for the quarter on a reported basis totaled $117 million, an increase of 200%, while operating margin was 10.1% versus 3.9%. On a non-GAAP basis, operating income was $175 million, an increase of 39%, while operating margin was 15.1% versus 12.6%.
  Net interest expense was $7 million in the quarter as compared to $6 million in the year ago period.
  Net income for the quarter on a reported basis totaled $82 million, with earnings per diluted share of $0.29. This compared to reported net income in the fourth quarter of FY15 of $12 million with earnings per diluted share of $0.04. On a non-GAAP basis, net income for the quarter totaled $126 million compared to $85 million a year ago, with earnings per diluted share of $0.45, up 47% versus prior year.

Coach Brand Fourth Quarter of 2016 Results:

  Net sales for the Coach brand totaled $1.07 billion for the fourth fiscal quarter, an increase of 11% on a reported and constant currency basis.

Fourth fiscal quarter sales results in each of Coach’s primary segments were as follows:

  Total North American Coach brand sales increased 9% on both a reported and constant currency basis to $606 million including $44 million associated with additional week of sales in this fiscal year versus $556 million last year. North American direct sales rose 10% on a dollar basis and 11% on a constant currency basis for the quarter. Total North American comparable store sales increased 2% on a 13-week versus 13-week basis. This included the positive impact of e-commerce, which contributed approximately one percentage point to comparable store sales in the quarter. At POS, sales at North American department stores declined at a mid-teens rate versus prior year on a 13-week basis, while net sales into department stores declined high single digits, reflecting the Company’s strategic actions in this channel.
  International Coach brand sales rose 15% to $450 million on a reported basis from $392 million last year and 13% on a constant currency basis. Total sales in this year’s fourth quarter included approximately $32 million associated with the additional week of sales. Greater China sales increased 5% in dollars on a 13-week basis with double-digit growth and positive comparable store sales on the Mainland offset in part by continued weakness in Hong Kong and Macau. On a constant currency basis, Greater China sales rose 10% on a 13-week basis. In Japan, on a 13-week basis, sales rose 7% in dollars and declined 5% in constant currency, as expected, given the anniversary of the dramatic increase in Chinese tourists last spring. Sales for the remaining directly operated businesses in Asia rose low-single digits in dollars and posted solid growth in constant currency on a 13-week basis, while Europe remained very strong, growing at a double-digit pace driven by both distribution and comparable store sales increases. At POS, sales in international wholesale locations increased modestly, driven by strong domestic performance offset in part by relatively weaker tourist location results. Net sales into the channel decreased from prior year, as planned, negatively impacted by shipment timing.
  Gross profit for the Coach brand totaled $737 million, an increase of 10% on a reported and non-GAAP basis. Gross margin for the quarter was 68.8%, including approximately 110 basis points of pressure from currency, as compared to 69.5% in the prior year period. Therefore, on a constant currency basis, Coach brand gross margin increased 40 basis points versus last year.
  SG&A expenses totaled $622 million for the Coach brand on a reported basis, essentially even with prior year, and represented 58.1% of sales compared to 65.0% of sales in the prior year’s fourth quarter. On a non-GAAP basis, SG&A expenses were $565 million, an increase of 4%, and represented 52.8% of sales versus 56.8% in the year ago period.
  Operating income for the Coach brand on a reported basis was $115 million, up 164%, while operating margin was 10.7% compared to operating margin of 4.5% a year ago. On a non-GAAP basis, operating income was $171 million, an increase of 40%, while operating margin was 16.0% compared to operating margin of 12.7% on a non-GAAP basis a year ago.

Stuart Weitzman Fourth Quarter of 2016 Results:

  Net sales for the Stuart Weitzman brand totaled $84 million for the fourth fiscal quarter.
  Gross profit for the Stuart Weitzman brand totaled approximately $46 million on both a reported and non-GAAP basis, resulting in a gross margin of 54.8% on a reported basis and 55.2% on a non-GAAP basis.
  SG&A expenses for the Stuart Weitzman brand were $44 million, representing 52.6% of sales on a reported basis. On a non-GAAP basis, SG&A expenses were $43 million or 50.8% of sales.
  Operating income for the Stuart Weitzman brand was $2 million or 2.2% of sales as reported. On a non-GAAP basis, operating income was $4 million representing an operating margin of 4.4%.

During the fourth quarter of FY16, the company recorded the following charges under its previously announced actions:

  Transformation Plan: charges of approximately $8 million, consisting primarily of lease termination charges and organizational efficiency costs.
  Operational Efficiency Plan: charges of approximately $44 million, primarily related to organizational efficiency costs.
  Acquisition-Related Costs: charges of approximately $6 million associated with the acquisition of Stuart Weitzman (which primarily includes charges attributable to contingent payments and integration-related activities).

These actions taken together increased the company’s SG&A expenses by about $58 million, negatively impacting net income by $45 million after tax or about $0.16 per diluted share in the fourth quarter.

Overview of Full Year 2016 Consolidated, Coach, Inc. Results:

  Net sales totaled $4.49 billion for fiscal year 2016, an increase of 7% on a reported basis and 9% in constant currency from fiscal 2015.
  Gross profit totaled $3.05 billion on a reported and non-GAAP basis, an increase of 5%. Gross margin was 67.9% on a reported basis and 68.0% on a non-GAAP basis. This compared prior year gross margin of 69.4% on reported basis and 69.6% on non-GAAP basis.
  SG&A expenses totaled $2.40 billion on a reported basis, an increase of 5% and represented 53.4% of sales compared to 54.6% a year ago. On a non-GAAP basis, SG&A expenses were $2.28 billion, an increase of 7%, and represented 50.7% of sales as compared to 50.8% a year ago.
  Operating income totaled $654 million on a reported basis, an increase of 6%, while operating margin was 14.5% versus 14.7% a year ago. On a non-GAAP basis, operating income was $777 million, a decrease of 2%, while operating margin was 17.3% versus 18.8% a year ago.
  Net interest expense was $27 million as compared to $6 million in fiscal 2015.
  Net income totaled $461 million on a reported basis, up 14%, with earnings per diluted share of $1.65. This included a contribution of $23 million or $0.08 per share from Stuart Weitzman. On a non-GAAP basis, net income was $552 million, an increase of 4%, with earnings per diluted share of $1.98. This included a contribution of $33 million or $0.12 per share from Stuart Weitzman.
  Inventory was $459 million at the end of fiscal 2016 versus fiscal 2015 ending inventory of $485 million, a decrease of 5%.

Coach Brand Full Year 2016 Results:

  Net sales for the Coach brand totaled $4.15 billion in fiscal year 2016, even with prior year. On a constant currency basis, total sales increased 2%.
  Gross profit for the Coach brand totaled $2.85 billion, a decrease of about 1% on both a reported and non-GAAP basis. Gross margin for the year was 68.7%, including approximately 100 basis points of pressure from currency. Therefore, Coach brand gross margin was essentially even with prior year on a constant currency basis.
  SG&A expenses totaled $2.23 billion for the Coach brand on a reported basis, a decrease of 2%, and represented 53.7% of sales. On a non-GAAP basis, SG&A expenses were $2.12 billion, essentially even with prior year, and represented 51.1% of sales.
  Operating income for the Coach brand on a reported basis was $621 million, essentially even with prior year, while operating margin was 15.0%. On a non-GAAP basis, operating income was $728 million, down 7%, while operating margin was 17.6%.

Stuart Weitzman Full Year 2016 Results:

  Net sales for the Stuart Weitzman brand totaled $345 million in fiscal 2016.
  Gross profit for the Stuart Weitzman brand totaled $202 million on a reported basis and $204 million non-GAAP basis, resulting in a gross margin of 58.7% on a reported basis and 59.1% on a non-GAAP basis.
  SG&A expenses for the Stuart Weitzman brand were $170 million, representing 49.3% of sales on a reported basis. On a non-GAAP basis, SG&A expenses were $155 million or 45.0% of sales.
  Operating income for the Stuart Weitzman brand was $33 million or 9.4% of sales as reported. On a non-GAAP basis, operating income was $48 million representing an operating margin of 14.0%.

During the full fiscal year of 2016, the company recorded the following charges under its previously announced actions:

  Transformation Plan: charges of approximately $44 million, consisting primarily of organizational efficiency costs, lease termination charges and accelerated depreciation as a result of store renovations. Overall, total charges under the Transformation Plan through July 2, 2016 were $322 million. The fourth quarter of fiscal 2016 was the last reporting period in which charges will be incurred under this plan.
  Operational Efficiency Plan: charges of approximately $44 million, primarily related to organizational efficiency costs.
  Acquisition-Related Costs: charges of approximately $35 million associated with the acquisition of Stuart Weitzman (which includes charges attributable to contingent payments, and integration-related activities and limited life purchase accounting).

These actions taken together decreased gross profit by $1 million and increased the company’s SG&A expenses by about $122 million, negatively impacting net income by $91 million after tax or about $0.33 per diluted share in fiscal 2016.

The company also announced that its Board of Directors declared a quarterly cash dividend of $0.3375 per common share, maintaining an annual rate of $1.35. The dividend is payable on October 3, 2016 to shareholders of record as of the close of business on September 12, 2016.

Mr. Luis added, “Over the last two years we’ve made significant investments transforming all aspects of the Coach brand and business and are extremely gratified with the progress we’ve achieved. We’ve made the right strategic decisions for the long-term health of the business and have begun to see the benefits of our actions manifest in our sales and profitability. Most importantly, over the last fiscal year, we truly joined the fashion conversation, through our first runway shows, elevating the perception of the Coach brand and Coach, Inc., as we’ve earned increasing acceptance as a house of modern luxury brands. We are fusing our history and heritage of quality and craftsmanship with a cool New York fashion relevance and it’s clearly resonating with customers globally. We remain focused on amplifying our brand message globally through innovative and desirable product, a differentiated store concept, and marketing that cuts through.”

“And, as we’ve become a more nimble organization, we are laying the foundation to compete more effectively in an increasingly competitive and unpredictable global environment, while also creating the operational agility to pursue our vision of defining modern luxury for a new generation. Further, our FY16 performance underscores our confidence in our ability to drive sustainable and profitable growth for Coach, Inc., over the long term,” Mr. Luis concluded.

Fiscal Year 2017 Outlook:

The following fiscal 2017 guidance is provided on a non-GAAP, 52-week basis versus 52-week basis.

The Company expects revenues for fiscal 2017 to increase by low-to-mid single digits, including an expected benefit from foreign currency of approximately 100-150 basis points based on current exchange rates.

In addition, the Company is initiating an operating margin forecast for Coach, Inc. of between 18.5-19.0% for fiscal 2017. This guidance incorporates the negative impact of both Stuart Weitzman and the strategic decision to elevate the Coach brand’s positioning in the North American wholesale channel, including the closure of about 25% of doors and a reduction in markdown allowances. Excluding this impact, Coach brand operating margin would be in the area of 20% in fiscal 2017, consistent with prior guidance.

Interest expense is expected to be in the area of $25 million for the year while the full year fiscal 2017 tax rate is projected at about 28%.

Taken together, the Company is projecting double-digit growth in both net income and earnings per diluted share for the year.

Fiscal Year 2017 Outlook - Non-GAAP Disclosure:

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to our Operational Efficiency Plan and acquisition related charges, have not yet occurred or are out of the Company’s control. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. The Company has identified the estimated impact of the items excluded from its fiscal 2017 guidance.

This fiscal 2017 non-GAAP guidance excludes (1) expected pre-tax charges of around $20 million to $35 million attributable to the Company’s Operational Efficiency Plan (which will primarily include the costs of replacing and updating the Company’s core technology platforms, as well as office location and supply chain consolidations) and (2) expected pre-tax Stuart Weitzman acquisition charges of around $20 million (which will primarily include the impact of contingent payments, and to a lesser extent office lease termination charges).

Conference Call Details:

Coach will host a conference call to review these results at 8:30 a.m. (ET) today, August 9, 2016. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 or 1-210-795-9977 and asking for the Coach earnings call led by Andrea Shaw Resnick, Global Head of Investor Relations and Corporate Communications. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. The number to call is 1-866-352-7723 or 1-203-369-0080. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

The Company expects to report first quarter financial results on Tuesday, November 1, 2016. To receive notification of future announcements, please register at www.coach.com/investors ("Subscribe to E-Mail Alerts").

Coach, Inc. is a leading New York design house of modern luxury accessories and lifestyle brands. The Coach brand was established in New York City in 1941, and has a rich heritage of pairing exceptional leathers and materials with innovative design. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. In 2015, Coach acquired Stuart Weitzman, a global leader in designer footwear, sold in more than 70 countries and through its website at www.stuartweitzman.com. Coach, Inc.’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2017 Outlook,” as well as statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," "anticipated," “moving,” “leveraging,” “targeting,” “assume,” “plan,” “pursue,” “look forward to,” “on track to return,” “to achieve” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our transformation and operational efficiency initiatives and growth strategies and our ability to achieve intended benefits, cost savings and synergies from acquisitions, etc. Please refer to Coach Inc.’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Years Ended July 2, 2016 and June 27, 2015
(in millions, except per share data)

	(unaudited)		(unaudited)	(audited)
	QUARTER ENDED		YEAR ENDED
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015

Net sales	$1,154.6	$1,004.1	$4,491.8	$4,191.6

Cost of sales	371.9	316.4	1,440.5	1,283.0

Gross profit	782.7	687.7	3,051.3	2,908.6

Selling, general and administrative expenses	665.9	648.9	2,397.8	2,290.6

Operating income	116.8	38.8	653.5	618.0

Interest (expense) income, net	(7.4)	(6.3)	(26.9)	(6.4)

Income before provision for income taxes	109.4	32.5	626.6	611.6

Provision for income taxes	27.9	20.8	166.1	209.2

Net Income	$81.5	$11.7	$460.5	$402.4

Net income per share:

Basic	$0.29	$0.04	$1.66	$1.46

Diluted	$0.29	$0.04	$1.65	$1.45

Shares used in computing
net income per share:

Basic	278.2	276.4	277.6	275.7

Diluted	281.1	278.5	279.3	277.2

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended July 2, 2016 and June 27, 2015
(in millions, except per share data)
(unaudited)

	July 2, 2016
	GAAP Basis (As Reported)	Transformation and Other Actions (1)	Operational Efficiency Plan (2)	Acquisition-Related Costs (3)	Non-GAAP Basis (Excluding Items)

Gross profit	$782.7	$-	$-	$(0.2)	$782.9

Selling, general and administrative expenses	$665.9	$8.2	$43.9	$5.7	$608.1

Operating income	$116.8	$(8.2)	$(43.9)	$(5.9)	$174.8

Provision for income taxes	$27.9	$(1.7)	$(10.3)	$(1.4)	$41.3

Net income	$81.5	$(6.5)	$(33.6)	$(4.5)	$126.1

Diluted net income per share	$0.29	$(0.02)	$(0.12)	$(0.02)	$0.45

	June 27, 2015
	GAAP Basis (As Reported)	Transformation and Other Actions (1)	Operational Efficiency Plan (2)	Acquisition-Related Costs (3)	Non-GAAP Basis (Excluding Items)

Gross profit	$687.7	$-	$-	$(4.7)	$692.4

Selling, general and administrative expenses	$648.9	$66.2	$-	$16.4	$566.3

Operating income	$38.8	$(66.2)	$-	$(21.1)	$126.1

Provision for income taxes	$20.8	$(11.6)	$-	$(2.4)	$34.8

Net income	$11.7	$(54.6)	$-	$(18.7)	$85.0

Diluted net income per share	$0.04	$(0.20)	$-	$(0.07)	$0.31

(1)Amounts as of July 2, 2016 reflect Coach brand charges primarily related to lease termination charges and organizational efficiency costs. Amounts as of June 27, 2015 related to Coach brand accelerated depreciation and lease termination charges as a result of store updates and closures and organizational efficiency charges.

(2)Amounts as of July 2, 2016 reflect Coach brand charges primarily related to organizational efficiency costs and to a lesser extent, network optimization costs.

(3)Amounts as of July 2, 2016 and June 27, 2015 represent charges attributable to acquisition-related costs and limited life purchase accounting impacts, related to the acquisition of Stuart Weitzman Holdings LLC.

The following charges were incurred during the quarter ended July 2, 2016:

- Acquisition-related costs of $5.4 million, primarily related to contingent payments and integration-related activities.
•Coach brand: $4.2 million of these SG&A expenses were recorded within the Coach brand, resulting in a $4.2 million decrease in operating income.
•Stuart Weitzman brand: $1.2 million of these SG&A expenses were recorded within the Stuart Weitzman brand, resulting in an $1.2 million decrease in operating income.

- Limited life purchase accounting impacts of $0.5 million, recorded within the Stuart Weitzman brand, primarily due to the amortization of the fair value of the limited life distributor relationships, resulting in a $0.5 million decrease in operating income.

The following charges were incurred during the quarter ended June 27, 2015:

- Acquisition-related costs of $13.6 million, primarily representing consulting and legal costs related to the acquisition of Stuart Weitzman Holdings LLC, as well as costs attributable to contingent payments related to the acquisition.
•Coach brand: $12.3 million of these SG&A expenses were recorded within the Coach brand, resulting in a $12.3 million decrease in operating income.
•Stuart Weitzman brand: $1.3 million of these SG&A expenses were recorded within the Stuart Weitzman brand, resulting in an $1.3 million decrease in operating income.

- Limited life purchase accounting impacts of $7.5 million, recorded within the Stuart Weitzman brand, primarily due to the amortization of the fair value of the inventory step-up and order backlog asset, resulting in a $7.5 million decrease in operating income.

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Years Ended July 2, 2016 and June 27, 2015
(in millions, except per share data)
(unaudited)

	July 2, 2016
	GAAP Basis (As Reported)	Transformation and Other Actions (1)	Operational Efficiency Plan (2)	Acquisition-Related Costs (3)	Non-GAAP Basis (Excluding Items)

Gross profit	$3,051.3	$-	$-	$(1.1)	$3,052.4

Selling, general and administrative expenses	$2,397.8	$44.1	$43.9	$34.0	$2,275.8

Operating income	$653.5	$(44.1)	$(43.9)	$(35.1)	$776.6

Provision for income taxes	$166.1	$(10.7)	$(10.3)	$(10.9)	$198.0

Net income	$460.5	$(33.4)	$(33.6)	$(24.2)	$551.7

Diluted net income per share	$1.65	$(0.12)	$(0.12)	$(0.09)	$1.98

	June 27, 2015
	GAAP Basis (As Reported)	Transformation and Other Actions (1)	Operational Efficiency Plan (2)	Acquisition-Related Costs (3)	Non-GAAP Basis (Excluding Items)

Gross profit	$2,908.6	$(5.0)	$-	$(4.7)	$2,918.3

Selling, general and administrative expenses	$2,290.6	$140.9	$-	$19.9	$2,129.8

Operating income	$618.0	$(145.9)	$-	$(24.6)	$788.5

Provision for income taxes	$209.2	$(38.1)	$-	$(3.6)	$250.9

Net income	$402.4	$(107.8)	$-	$(21.0)	$531.2

Diluted net income per share	$1.45	$(0.39)	$-	$(0.08)	$1.92

(1) Amounts as of July 2, 2016 reflect Coach brand charges primarily related to organizational efficiency costs, lease termination charges and accelerated depreciation as a result of store renovations. Amounts as of June 27, 2015 related to Coach brand accelerated depreciation and lease termination charges as a result of store updates and closures, organizational efficiency charges and charges related to the destruction of inventory.

(2) Amounts as of July 2, 2016 reflect Coach brand charges primarily related to organizational efficiency costs and to a lesser extent, network optimization costs.

(3) Amounts as of July 2, 2016 and June 27, 2015 represent charges attributable to acquisition-related costs and limited life purchase accounting impacts, related to the acquisition of Stuart Weitzman Holdings LLC.

The following charges were incurred during the year ended July 2, 2016:

- Acquisition-related costs of $27.6 million, primarily related to contingent payments and integration-related activities.
•Coach brand: $19.4 million of these SG&A expenses were recorded within the Coach brand, resulting in a $19.4 million decrease in operating income.
•Stuart Weitzman brand: $8.2 million of these SG&A expenses were recorded within the Stuart Weitzman brand, resulting in an $8.2 million decrease in operating income.

- Limited life purchase accounting impacts of $7.5 million, recorded within the Stuart Weitzman brand, primarily due to the amortization of the fair value of the order backlog asset, limited life distributor relationships and inventory step-up, resulting in a $7.5 million decrease in operating income.

The following charges were incurred during the year ended June 27, 2015:

- Acquisition-related costs of $17.1 million, primarily representing consulting and legal costs related to the acquisition of Stuart Weitzman Holdings LLC, as well as costs attributable to contingent payments related to the acquisition.
•Coach brand: $15.8 million of these SG&A expenses were recorded within the Coach brand, resulting in a $15.8 million decrease in operating income.
•Stuart Weitzman brand: $1.3 million of these SG&A expenses were recorded within the Stuart Weitzman brand, resulting in an $1.3 million decrease in operating income.

- Limited life purchase accounting impacts of $7.5 million, recorded within the Stuart Weitzman brand, primarily due to the amortization of the fair value of the inventory step-up and order backlog asset, resulting in a $7.5 million decrease in operating income.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items related to our Transformation Plan, our Operational Efficiency Plan and Acquisition-Related Costs for Coach, Inc., as well as the Coach brand, which includes the Company’s North America and International segment, as well as Other and Corporate Unallocated results, and the Stuart Weitzman brand, which includes the Company’s Stuart Weitzman segment. The Company’s sales and earnings per diluted share results are presented both including and excluding the impact of the 53rd week in fiscal year 2016.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales and direct sales for the Company’s North America segment and net sales for the Company, the Coach brand, the Company’s International segment, Greater China, Coach Japan and the Company’s remaining directly operated businesses in Asia have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency revenue results by translating current period revenue in local currency using the prior period’s monthly average currency conversion rate.

Guidance for certain financial information for the fiscal year ending July 1, 2017 has also been presented on a non-GAAP basis.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At July 2, 2016 and June 27, 2015
(in millions)

	(unaudited)	(audited)
	July 2, 2016	June 27, 2015

ASSETS

Cash, cash equivalents and short-term investments	$1,319.4	$1,525.8
Receivables	245.2	219.5
Inventories	459.2	485.1
Other current assets	149.1	276.1

Total current assets	2,172.9	2,506.5

Property and equipment, net	919.5	732.6
Other noncurrent assets	1,800.3	1,427.8

Total assets	$4,892.7	$4,666.9

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$186.7	$222.8
Accrued liabilities	625.0	600.6
Current debt	15.0	11.3

Total current liabilities	826.7	834.7

Long-term debt	861.2	879.1
Other liabilities	521.9	463.2

Stockholders' equity	2,682.9	2,489.9

Total liabilities and stockholders' equity	$4,892.7	$4,666.9

COACH, INC.
Store Count
At March 26, 2016 and July 2, 2016
(unaudited)

	As of March 26, 2016			As of July 2, 2016
Directly-Operated Store Count:		Openings	(Closures)

Coach

North America	446	1	(15)	432

Japan	196	0	(1)	195

Greater China (PRC, Hong Kong & Macau)	181	8	(4)	185

Asia - Other	105	2	(4)	103

Europe	37	2	0	39

Stuart Weitzman

Global (1)	61	15	(1)	75

(1) Amounts as of July 2, 2016 include the impact of 14 retail stores related to our Canadian retail distributor acquisition in the fourth quarter of fiscal 2016.

COACH, INC.
Store Count
At June 27, 2015 and July 2, 2016
(unaudited)

	As of June 27, 2015			As of July 2, 2016
Directly-Operated Store Count:		Openings	(Closures)

Coach

North America	462	5	(35)	432

Japan	196	3	(4)	195

Greater China (PRC, Hong Kong & Macau)	171	24	(10)	185

Asia - Other	102	7	(6)	103

Europe	34	6	(1)	39

Stuart Weitzman

Global (1)	54	22	(1)	75

(1) Amounts as of July 2, 2016 include the impact of 14 retail stores related to our Canadian retail distributor acquisition in the fourth quarter of fiscal 2016.

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
Global Head of Investor Relations and Corporate Communications
or
Christina Colone, 212-946-7252
Director, Investor Relations